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                                                             EXHIBIT 4.2

                         FIRST SUPPLEMENTAL INDENTURE

     THIS FIRST SUPPLEMENTAL INDENTURE is dated as of February 8, 1996 among FOREST OIL CORPORATION, a New York corporation as Issuer (the "Company"), 611852 Saskatchewan Ltd., a Saskatchewan, Canada corporation (the "Guarantor"), and Fleet National Bank of Connecticut (formerly known as Shawmut Bank Connecticut, National Association, which was formerly known as The Connecticut National Bank), a national banking association, as trustee (the "Trustee").

                                    RECITALS

     WHEREAS, the Company and the Trustee entered into an Indenture, dated as of September 8, 1993 (the "Indenture"), pursuant to which the Company issued $100,000,000 in principal amount of 11 1/4% Senior Subordinated Notes due 2003 (the "Securities") (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture); and

     WHEREAS, Section 11.03 of the Indenture provides that any Person that was not a Subsidiary Guarantor on the date of the Indenture may become a Guarantor by executing and delivering to the Trustee, among other things, a supplemental indenture in form and substance satisfactory to the Trustee;

     WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Subsidiary Guarantors when authorized by a Board Resolution of their respective Boards of Directors, and the Trustee, may amend or supplement the Indenture without notice to or consent of any Holder to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holders;

     WHEREAS, the Company, the Guarantor and the Trustee desire to supplement the Indenture to include the Guarantor as a Subsidiary Guarantor under the Indenture, and the Guarantor has agreed to guarantee the Securities pursuant to Article Eleven of the Indenture;

     WHEREAS, all acts and things prescribed by the Indenture, by corporate action of the Company, the Guarantor and the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company, the Guarantor and the Trustee, in accordance with its terms, have been duly done and performed.

     NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantor and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Securities as follows:


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                                   ARTICLE 1

     SECTION 1.01 This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, including but not limited to, discharge of the Indenture as provided in Article 8 of the Indenture.

     SECTION 1.02. Subject to the provisions of Article Eleven of the Indenture, the Guarantor agrees that it will duly and punctually perform and observe all of the covenants and conditions in the Indenture to be performed by a Subsidiary Guarantor as if the Guarantor had been an original Subsidiary Guarantor of the Securities. Any Guarantee endorsed on any Security delivered after the date of this First Supplemental Indenture in substitution or exchange for any outstanding Security as provided in the Indenture shall be executed and delivered by the Guarantor and such Guarantee on each such Security shall constitute an obligation of the Guarantor; PROVIDED, HOWEVER, that each Guarantee hereunder shall be effective without such notation.

     SECTION 1.03. This First Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantor and the Trustee.

                                   ARTICLE 2

     SECTION 2.01. Except as specifically modified herein, the Indenture, the Securities and the Guarantees are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms.

     SECTION 2.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

     SECTION 2.03. The laws of New York shall govern this First Supplemental Indenture without regard to principles of conflicts of law. The Trustee, the Company and the Guarantor agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture.

     SECTION 2.04. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

     SECTION 2.05. The recitals to this First Supplemental Indenture shall not be construed as representations of the Trustee and the Trustee makes no representation as to the accuracy of such recitals.

     SECTION 2.06. The Trustee enters into this Supplemental Indenture in its capacity as Trustee under the Indenture and in reliance on an Opinion of Counsel and an Officers' Certificate.


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                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused the First
Supplemental Indenture to be duly executed, all as of the date first written above.

                              FOREST OIL CORPORATION
                              as the Company

                              By:      /s/ Kenton M. Scroggs
                                   --------------------------------
                              Title:   Vice President & Treasurer
                                   --------------------------------


                              611852 SASKATCHEWAN LTD.
                              as Guarantor

                              By:   /s/ Kenton M. Scroggs
                                   --------------------------------
                              Title:   Vice President & Treasurer
                                   --------------------------------


                              FLEET NATIONAL BANK OF CONNECTICUT,
                              as Trustee

                              By:
                                   --------------------------------
                              Title:
                                   --------------------------------